Exhibit 99.1

AGREEMENT

This Agreement (the “Agreement”) is made and entered into as of January 24, 2024, by and between BK Technologies Corporation, a Nevada corporation (“BKTI”), FG Financial Holdings, LLC, a Delaware limited liability company (“FGFH”), and Fundamental Global GP LLC, a Delaware limited liability company (“FGG”). Each of BKTI, FGFH, and FGG are sometimes referred to herein as a “Party” or together as the “Parties.”

WHEREAS, as of the date hereof, BKTI holds a Series B Common limited liability company membership interest (the “Series B Interest”) in FGFH;

AND WHEREAS, FGG holds shares of BKTI’s common stock, fifty-two thousand (52,000) of which are referred to herein as the “BKTI Shares;”

AND WHEREAS, BKTI desires to fully withdraw and redeem its Series B Interest from FGFH, in exchange for the BKTI Shares;

NOW THEREFORE, for and in consideration of the agreements herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.

Withdrawal. BKTI hereby fully withdraws and redeems its Series B Interest in FGFH; and FGFH hereby accepts such withdrawal request. BKTI acknowledges and agrees that this withdrawal will be effective as of the date hereof (the “Withdrawal Date”). Following the Withdrawal Date, BKTI understands that it will no longer hold any limited liability company membership interest in FGFH. Except as specifically set forth in this Agreement, BKTI acknowledges and agrees that the terms contained in the Limited Liability Company Operating Agreement of FGFH, as amended from time to time (the “FGFH Operating Agreement”), shall govern the terms of this withdrawal.

2.

Settlement of Redemption Proceeds. BKTI acknowledges and agrees that in lieu of receiving cash or any other assets that are currently held by FGFH, the settlement of its full redemption proceeds from FGFH will be satisfied by FGFH causing the delivery by FGG of the BKTI Shares to BKTI, with such delivery to be made as soon as practicable after the Withdrawal Date.

3.	Representations and Warranties. Each respective Party identified below hereby represents and warrants to the other respective Parties that:

a.	Each Party has all requisite power to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

b.

The execution, delivery, and performance by each Party of this Agreement and the consummation of the transactions contemplated herein are within the legal power and authority of each Party and have been duly and validly authorized by all necessary corporate action on the part of each respective Party and no further proceeding (corporate or otherwise), approval, consent or authorization on the part of either Party is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered and constitutes the legal, valid, and binding obligation of each Party in accordance with the terms outlined herein.

c.

Each Party is not party to, subject to, or bound by any agreement, law or judgment, order, writ, prohibition, injunction, or decree of any court or other governmental body that would prevent it from entering into this Agreement or completing the transactions pursuant to this Agreement. There is no litigation pending or threatened against either Party that would impair the execution, delivery, and/or performance by such Party of this Agreement and/or the consummation of the transactions contemplated herein.

d.

BKTI acknowledges that the Chief Executive Officer, Partner, and Manager of FGG, Mr. D. Kyle Cerminara, currently serves on the board of directors and as Chairman of FG Financial Group, Inc. (“FGF”) and of FG Group Holdings, Inc. (“FGH”), that FGFH holds common and preferred shares of FGF, that FGH holds membership interest in FGFH, and that FGF and FGH have entered into a definitive plan of merger, as outlined on Form S-4 filed with the Securities and Exchange Commission, a copy of which BKTI acknowledges having received and understands. Each Party acknowledges that it is a sophisticated investor and is capable of assessing and assuming investment risks with respect to FGFH, FGF and FGH, and the BKTI Shares, and further acknowledges that each Party is entering into this Agreement in reliance on this acknowledgment and with the other Parties’ understanding, acknowledgment, and agreement that the other Parties may be privy to material non-public information regarding BKTI or FGF or FGH (the “Non-Public Information”), which Non-Public Information may be material to a reasonable investor, such as each of the Parties, when making investment decisions, including the decision to enter into this Agreement, and each Party’s decision to enter into this Agreement is being made with full recognition and acknowledgment that the other Parties may be privy to Non-Public Information that it has (or they have) not disclosed to the other Parties.

e.

Each Party hereby acknowledges that it has reached its own decision to enter this Agreement relying exclusively on its own due diligence review, notwithstanding any other Party’s possession of, and nondisclosure of, any Non-Public Information, and it is not relying on any disclosures by any other Party in making its decision. Each Party (i) waives any claim, or potential claim, it has or may have against the other Party relating to either Party’s possession and non-disclosure of any Non-Public Information, (ii) is aware of the effects of such waiver, and (iii) is willing to proceed with the transactions outlined in the Agreement on this basis.

f.

By its signature hereto, FGFH (i) consents to the transactions contemplated by this Agreement, (ii) represents to the other Parties that there are no other requirements, consents, or approvals needed to consummate the transactions contemplated by this Agreement, and (iii) hereby waives any additional requirements, consents or approvals set forth in the FGFH Operating Agreement. By their signatures hereto on behalf of FGFH in their capacities as managers of FGFH, the managers of FGFH unanimously consent to the transactions contemplated by this Agreement, including the redemption of BKTI’s Series B Interest and withdrawal from FGFH.

g.

Each Party acknowledges that this Agreement is the product of an arms-length negotiation between the Parties, constitutes the entire agreement between the Parties, supersedes any prior agreements and understandings, written or oral, between the Parties with respect to the subject matter of this Agreement, and contains the only representations or warranties on which the Parties are entitled to rely.

h.

Each Party agrees and acknowledges that the provisions of this Section are being provided by each Party expressly for the benefit of the other Party and each such Party’s respective affiliates, successors, and assigns.

4.

Release. As a condition of the acceptance of this Agreement, each of BKTI and FGG agrees to release the other Party and each of its respective managers, partners, members, shareholders, directors, officers, employees, affiliates, and authorized agents, from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which either Party either individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, directly or indirectly, arising on or prior to the Withdrawal Date and arising out of or related to FGFH and to the subject matter of this Agreement.

5.

Notices, Fees and Expenses. All notices, requests, consents, claims, demands, waivers, and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the other Party at the addresses set forth on the signature page of this Agreement (or to such other address that may be designated by the receiving Party from time to time in accordance with this Section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), or email (with confirmation of transmission), or certified or registered mail (in each case, return receipt requested, postage pre-paid). Except as otherwise provided in this Agreement, a Notice is effective only (a) upon receipt by the receiving Party, and (b) if the Party giving Notice has complied with the requirements of this Section. Each Party hereto shall be responsible for its own fees and expenses with respect to this Agreement.

6.

Governing Law, Waiver of Jury Trial. This Agreement shall be construed in accordance with the laws of the State of Nevada, notwithstanding any conflict of law provision to the contrary. Each Party hereto hereby acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury with respect to any legal action arising out of or relating to this Agreement or the transactions contemplated herein.

7.

Entire Agreement, Severability, Counterparts. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof. Any prior agreements or understandings between the Parties and/or their affiliates regarding the subject matter hereof, whether written or oral, are merged herein and shall be of no force or effect. This Agreement may not be altered, modified or discharged orally but only through an agreement in writing between the Parties. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and each of which shall, taken together, be considered one and the same agreement. Executions hereof that are faxed or received via electronic mail shall be deemed to be originals.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

BK TECHNOLOGIES CORPORATION

By:	/s/ Scott A. Malmanger
Name: Scott A. Malmanger
Title: CFO

Address:
7100 Technology Drive
West Melbourne, FL 32904

FUNDAMENTAL GLOBAL GP, LLC

By:	/s/ D. Kyle Cerminara
Name: D. Kyle Cerminara
Title: Manager

Address:
108 Gateway Blvd, Ste 204
Mooresville, NC 28117

FG FINANCIAL HOLDINGS, LLC

By:	/s/ D. Kyle Cerminara
Name: D. Kyle Cerminara
Title: Manager

By:	/s/ Ryan R.K. Turner
Name: Ryan R.K. Turner
Title: Manager

Signature Page to Agreement between

BK Technologies Corp. and Fundamental Global GP LLC